                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                      __________________________________

                                SCHEDULE 13G/A



                   Under the Securities Exchange Act of 1934

                             (Amendment No. 1)*


                            Hewlett-Packard Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $1.00 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   428236103
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                               Page 1 of 4 Pages

  CUSIP No. 428236103                 13G/A
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Nancy Packard Burnett

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,160,321

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          28,128
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,160,321

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          28,128
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,188,449
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 4 Pages

CUSIP No. 428236103                  13G/A
          ---------

--------------------------------------------------------------------------------
Item 4. Ownership
------  ---------

        (a) Amount Beneficially Owned: 3,188,449

        (b) Percent of Class: 0.3%

        (c) Number of shares as to which person has:

            (i)   sole power to vote or to direct the vote  3,160,321

            (ii)  shared power to vote or to direct the vote  28,128

            (iii) sole power to dispose or to direct the disposition of
                  3,160,321

            (iv)  shared power to dispose or to direct the disposition of
                  28,128

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class
------   --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]
--------------------------------------------------------------------------------
Item 10. Certification
-------  -------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

                               Page 3 of 4 Pages

CUSIP No. 428236103                  13G/A
          ---------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               February 7, 2000
                      ----------------------------------
                                     Date


                           /s/ Nancy Packard Burnett
                      ----------------------------------
                                   Signature


                             Nancy Packard Burnett
                      ----------------------------------
                                  Name/Title

                               Page 4 of 4 Pages